EXHIBIT 99.4

BERRY PETROLEUM COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements and related notes give effect to the acquisition by Berry of oil and gas producing properties from J-W for the year ended December 31, 2004.

The unaudited pro forma condensed combined statement of income is based on the individual statement of operations of Berry and the statement of combined revenues and direct operating expenses of J-W, and combines the results of operations of Berry and J-W for the year ended December 31, 2004 as if the acquisition occurred on January 1, 2004. The unaudited pro forma condensed combined balance sheet is based on the individual balance sheets of Berry and J-W and has been presented to show the effect as if the acquisition occurred as of December 31, 2004.

Pro forma data is based on assumptions and include adjustments as explained in the notes to the unaudited pro forma condensed combined financial statements. As adjustments are based on currently available information, actual adjustments may differ from the pro forma adjustments; therefore, the pro forma data is not necessarily indicative of the financial results that would have been attained had the J-W transaction occurred on the dates referenced above, and should not be viewed as indicative of operations in future periods. The unaudited pro forma condensed combined financial statements should be read in conjunction with the notes thereto, Berry's Annual Report on Form 10-K for the year ended December 31, 2004 and the Statement of Combined Revenues and Direct Operating Expenses included herein.

BERRY PETROLEUM COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004
(In thousands, except per share amounts)

	BERRY HISTORICAL	J-W HISTORICAL	PRO FORMA ADJUSTMENTS (SEE NOTE 2)		PRO FORMA COMBINED

Revenues
Sales of oil and gas	$226,876	$19,965	$-		$246,841
Sales of electricity	47,644	-	-		47,644
Interest and other income, net	426	-	-		426
	274,946	19,965	-		294,911

Expenses
Operating costs - oil and gas	82,419	6,579	-		88,998
Operating costs - electricity	46,191	-	-		46,191
Depreciation, depletion and amortization
- oil and gas	29,752	-	4,564	(a,d)	34,316
Depreciation, depletion and amortization
- electricity	3,490	-	-		3,490
General and administrative	20,354	-	1,067	(b)	21,421
Interest	2,067	-	3,851	(c)	5,918
Loss on disposal of assets	410	-	-		410
Dry hole, abandonment & impairment	745	-	-		745
	185,428	6,579	9,482		201,489

Income before income taxes	89,518	13,386	(9,482)		93,422
Provision for income taxes	20,331	-	1,253	(e)	21,584

Net income	$69,187	$13,386	$(10,735)		$71,838

Basic net income per share	$3.16				$3.28
Diluted net income per share	$3.08				$3.20

Weighted average number of shares of capital stock outstanding (used to calculate basic net income per share)	21,894				21,894

Effect of dilutive securities:
Stock options	523				523
Other	53				53

Weighted average number of shares of capital stock outstanding used to calculate diluted net income per share	22,470				22,470

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2004
(In thousands)

	PRO FORMA BERRY HISTORICAL	FINANCING PRO FORMA ADJUSTMENTS (SEE NOTE 3)		ACQUISITION ADJUSTMENTS (SEE NOTE 3)		PRO FORMA COMBINED

Assets
Current assets	$61,001	$102,663	(1)	$(102,663)	(1)	$61,321
				320	(2)
Property, buildings & equipment, net	338,706	-		103,401	(2)	442,107
Other assets	12,397	-		432	(2)	12,829

Total assets	$412,104	102,663		1,490		$516,257

Liabilities & Shareholders' Equity
Current liabilities	$64,841	-		337	(2)	$65,178
Deferred taxes	47,963	-		-		47,963
Long-term debt	28,000	102,663	(1)	-		130,663
Abandonment obligation	8,214	-		1,153	(2)	9,367
Shareholders' equity	263,086	-		-		263,086

Total liabilities and shareholders' equity	$412,104	$102,663		$1,490		$516,257

BERRY PETROLEUM COMPANY
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The unaudited pro forma statement of income for the year ended December 31, 2004 is based on the audited financial statements of Berry Petroleum Company for the year ended December 31, 2004, the audited statement of combined revenues and direct operating expenses for the J-W properties for the year ended December 31, 2004, and the adjustments and assumptions described below.

NOTE 2 - ADJUSTMENTS TO PRO FORMA STATEMENT OF INCOME

The unaudited pro forma statement of income gives effect to the following pro forma adjustments necessary to reflect the acquisition and additional debt outlined in Note 3 below:

a.
Record incremental pro forma depreciation, depletion and amortization expense recorded in accordance with the successful efforts method of accounting for oil and gas activities based on the purchase price allocation to depreciable and depletable assets.

b.
Record assumed increase in general and administrative expenses as a result of the purchase of the J-W properties primarily relating to an increase of seven additional employees and other costs incurred to support increased operating activities.

c.
Record interest expense for the additional debt of approximately $103 million incurred in conjunction with the purchase of J-W properties at a rate of 3.95% per annum based on the terms of Berry's credit agreement. A one-tenth of one percent change in interest rate would have an approximately $149,000 annual impact on interest expense.

d.
Record pro forma accretion of asset retirement obligation on properties acquired in accordance Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations," computed using an inflation rate of 2.5% and a discount rate of 6.5%.

e.	Record a pro forma income tax provision on the incremental pre-tax income at a net statutory rate approximating 40% and certain other tax adjustments.

BERRY PETROLEUM COMPANY
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(CONTINUED)

NOTE 3 - ADJUSTMENTS TO PRO FORMA BALANCE SHEET

The unaudited pro forma balance sheet has been prepared to show the effect as if the acquisition of J-W properties by Berry had occurred as of December 31, 2004. The pro forma balance sheet reflects the following adjustments related to J-W acquisition activity as if the activity occurred on December 31, 2004:

1.	Record the financing of acquisition funded by borrowings from Berry's existing credit facility.

2.
Record the preliminary pro forma allocation of the purchase price of the acquisition of J-W properties using the purchase method of accounting. The following is a calculation and allocation of purchase price to the acquired assets and liabilities based on their relative fair values, pending completion of Berry's valuation analysis:

Purchase price (in thousands):
Cash payment funded by borrowings from Berry's existing credit facility	$104,936

Net cash paid by J-W to Berry for operating revenues in excess of operating expenses between the effective date and closing date	(2,273)

Total purchase price	$102,663

Preliminary allocation of purchase price (in thousands):
Current assets	$320	(i)
Gas properties	92,761
Pipeline	6,100
Compression equipment and other	4,540
Deferred tax asset	432	(ii)

Total asset acquired	104,153

Current liabilities	337	(iii)
Asset retirement obligation	1,153

Net assets acquired	$102,663

(i)	Record acquired inventories and current portion of deferred tax asset.

(ii)	Record deferred tax asset related to asset retirement obligation computed at a net statutory rate of 40%.

(iii)	Record accrual for transaction costs, which are primarily legal and accounting fees.

BERRY PETROLEUM COMPANY
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(CONTINUED)

NOTE 4 - NET INCOME PER SHARE

Basic net income per share is computed by dividing income available to common shareholders (the numerator) by the weighted average number of shares of capital stock outstanding (the denominator). The Company's Class B stock is included in the denominator of basic and diluted net income. The computation of diluted net income per share is similar to the computation of basic net income per share except that the denominator is increased to include the dilutive effect of the additional common shares that would have been outstanding if all convertible securities had been converted to common shares during the period.

NOTE 5 - SUPPLEMENTAL CASH FLOW INFORMATION

On a pro forma basis and to the extent practicable, cash flows relate to operating, financing and investing activities are estimated based on combining results of operations of Berry and J-W for the year ended December 31, 2004 as if the acquisition occurred on January 1, 2004. Pro forma cash flows from operations are estimated to increase cash by approximately $7.2 million for the year ended December 31, 2004 due primarily to net income before depreciation, depletion and amortization expense. Pro forma cash flows related to investing activities for the year ended December 31, 2004 are estimated to decrease cash by approximately $106 million related to $103 million for cash outlays to purchase J-W properties and approximately $3 million for development. Pro forma cash flows from financing activities for the year ended December 31, 2004 are estimated to increase cash by $103 million related to borrowing from Berry's credit facility to fund the purchase of J-W properties. Overall, cash is estimated to increase by approximately $4.2 million as a result of pro forma adjustments.

BERRY PETROLEUM COMPANY
PRO FORMA SUPPLEMENTAL OIL AND GAS DISCLOSURES
(UNAUDITED)

The following table sets forth certain unaudited pro forma information concerning Berry's proved oil and gas reserves at December 31, 2004, giving effect to the J-W transaction as if it had occurred on January 1, 2004. The following estimates of proved oil and gas reserves, both developed and undeveloped, represent interests acquired by Berry in the transaction described above, and are located solely within the United States. Proved reserves represent estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are the quantities expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells for which relatively major expenditures are required for completion.

Disclosures of oil and gas reserves which follow are based on estimates as of December 31, 2003 and 2004, respectively, prepared by Berry's engineers and from information provided by the Sellers, in accordance with guidelines established by the SEC. Such estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. These estimates do not include probable or possible reserves. The information provided does not represent Berry's estimate of expected future cash flows or value of proved oil and gas reserves.

Changes in estimated reserve quantities:

	OIL (Mbbl)			GAS (MMcf)
	BERRY	J-W	PRO FORMA COMBINED	BERRY	J-W	PRO FORMA COMBINED
Proved developed and undeveloped reserves:
Beginning of year	106,640	--	106,640	19,680	87,815	107,495
Revision of previous estimates	2,974	--	2,974	8,246	2,614	10,860
Improved recovery	2,021	--	2,021	--	--	--
Extensions and discoveries	2,736	--	2,736	714	--	714
Property sales	(127)	--	(127)	(77)	--	(77)
Production	(7,043)	--	(7,043)	(2,839)	(3,349)	(6,188)
Purchase of reserves in place	132	--	132	--	--	--
Royalties converted to working interest	(1,784)	--	(1,784)	--	--	--
End of year	105,549	--	105,549	25,724	87,080	112,804
Proved developed reserves:
Beginning of year	78,145	--	78,145	12,207	31,911	44,118
End of year	78,207	--	78,207	20,048	33,806	53,854

BERRY PETROLEUM COMPANY
PRO FORMA SUPPLEMENTAL OIL AND GAS DISCLOSURES - (CONTINUED)
(UNAUDITED)

The following table sets forth unaudited pro forma information concerning the discounted future net cash flows from proved oil and gas reserves of Berry as of December 31, 2004, net of income tax expense, and giving effect to the acquisition of the J-W properties as if it had occurred on January 1, 2004. Income tax expense has been computed using assumptions relating to the future tax rates and the permanent differences and credits under the tax laws relating to oil and gas activities at December 31, 2004. Cash flows relating to the J-W properties are based on Berry's evaluation of reserves and on information provided by the Sellers. Future income tax expense on the J-W properties is based on Berry's purchase price allocation. The information should be viewed only as a form of standardized disclosure concerning possible future cash flows that would result under the assumptions used, but should not be viewed as indicative of fair market value. Reference is made to Berry's financial statements for the fiscal year ended December 31, 2004, and the Statement of Combined Revenues and Direct Operating Expenses included herein, for a discussion of the assumptions used in preparing the information presented.

Standardized measure of discounted future net cash flows from estimated production of proved oil and gas reserves (in thousands) as of December 31, 2004:

	BERRY	J-W	PRO FORMA COMBINED

Future cash inflows	$3,281,155	$536,980	$3,818,135
Future production costs	(1,405,432)	(167,546)	(1,572,978)
Future development costs	(216,859)	(27,945)	(244,804)
Future income tax expenses	(355,764)	(88,209)	(443,973)
Future net cash flows	1,303,100	253,280	1,556,380

10% annual discount for estimated timing of cash flows	(616,352)	(148,788)	(765,140)

Standardized measure of discounted future net cash flows	$686,748	$104,492	$791,240

Average sales prices at December 31, 2004:

Oil ($/Bbl)	$29.49	$-
Gas ($/Mcf)	$6.61	$6.24

BERRY PETROLEUM COMPANY
PRO FORMA SUPPLEMENTAL OIL AND GAS DISCLOSURES - (CONTINUED)
(UNAUDITED)

Changes in standardized measure of discounted future net cash flows from proved oil and gas reserves (in thousands):

	BERRY	J-W	PRO FORMA COMBINED

Standardized measure - December 31, 2003	$528,220	$63,006	$591,226

Sales of oil and gas produced, net of production costs	(144,457)	(13,386)	(157,843)

Revisions to estimates of proved reserves:
Net changes in sales prices and production costs	190,861	61,945	252,806
Revisions of previous quantity estimates	40,419	4,889	45,308
Improved recovery	18,787	-	18,787
Extensions and discoveries	26,541	-	26,541
Change in estimated future development costs	(56,314)	1,054	(55,260)
Purchases of reserves in place	962	-	962
Sales of reserves in place	(1,043)	-	(1,043)
Development costs incurred during the period	65,971	3,107	69,078
Accretion of discount	68,312	7,649	75,961
Income taxes	(16,890)	(21,948)	(38,838)
Other	(21,430)	(1,824)	(23,254)
Royalties converted to working interest	(13,191)	-	(13,191)
Net increase	158,528	41,486	200,014
Standardized measure - December 31, 2004	$686,748	$104,492	$791,240